New York State
Department of State
DIVISION OF CORPORATIONS,
STATE RECORDS AND
UNIFORM COMMERCIAL CODE
One Commerce Plaza
99 Washington Ave.
Albany, NY 12231-0001
www.dos.ny.gov

NEW YORK STATE OF OPPORTUNITY. | Division of Corporations, State Records and Uniform Commercial Code

CERTIFICATE OF AMENDMENT
OF THE
CERTIFICATE OF INCORPORATION
OF

DAIS ANALYTIC CORPORATION

(Insert the Current Name of Domestic Corporation)

Under Section 805 of the Business Corporation Law

FIRST: The current name of the corporation is:
DAIS ANALYTIC CORPORATION.

If the name of the corporation has been previously changed, the name under which it was originally formed is:

_______________________________.

SECOND: The date of filing of the certificate of incorporation with the Department of State is:
April 8, 1993.

THIRD: The amendment effected by this certificate of amendment is as follows:

The subject matter and full text of each amended paragraph must be stated.

FOR EXAMPLE, a certificate of amendment changing the name of the corporation would read as follows:

Paragraph FIRST of the Certificate of Incorporation relating to the name of the corporation is amended to read in its entirety as follows:

FIRST: The name of the corporation is (….new name….).

Paragraph FIRST of the Certificate of Incorporation relating to

The name of the corporation

is amended to read in its entirety as follows:

FIRST: The name of the corporation is DAIS CORP.

Paragraph FOURTH of the Certificate of Incorporation relating to

The increase in the number of authorized shares of common stock from 250,000,000 to 350,000,000

is amended to read in its entirety as follows:

FOURTH: Section 1. Authorized Shares. The total number of shares of Capital Stock which the Corporation shall have authority to issue shall be 350,000,000 shares, consisting of 340,000,000 shares of Common Stock, having a par value of $0.01 per share, and 10,000,000 shares of Preferred Stock, having a par value of $0.01 per share.

FOURTH: The certificate of amendment was authorized by: *(Check the appropriate box)*

- [x] The vote of the board of directors followed by a vote of a majority of all outstanding shares entitled to vote thereon at a meeting of shareholders.
- [ ] The vote of the board of directors followed by the unanimous written consent of the holders of all outstanding shares.

X /s/ *Tim Tangredi*
(Signature)

Timothy N. Tangredi
(Name of Signer)

President and CEO
(Title of Signer)